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                                                               EXHIBIT 10.46




                                   VANS, INC.
                      SEPARATION AND CONSULTING AGREEMENT

         THIS SEPARATION AND CONSULTING AGREEMENT (the "Agreement") is made and entered into as of January 2, 1996 by and between Joseph C. Gaspers ("Employee") and Vans, Inc., a Delaware corporation (the "Company"), with reference to the following facts:

         1.      Employee is employed as the Company's President-Sales; and

         2. Employee will resign from the Company effective as of the date of this Agreement (the "Separation Date"), but will perform consulting services for the Company until March 31, 1996.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

         1. Accrued Salary and Vacation. As of the Separation Date, the Company shall have paid Employee the following amounts, subject to standard withholdings for tax and social security purposes: (i) all accrued salary through the Separation Date; and (ii) all unused and accrued vacation pay Employee earned prior to the Separation Date. Employee acknowledges and agrees that such amounts are all that he is entitled to receive as salary and vacation pay.

         2. Consulting Agreement; Leasing of Automobile. Employee shall, until March 31, 1996 (the "Consulting Period"), provide consulting services to the Company in any area of his expertise upon request by the President and Chief Executive Officer; provided, however, Employee shall not be required to provide services in excess of five (5) days during any month of the Consulting Period. As compensation for his services during the Consulting Period, Employee shall receive the sum of $16,667 per month. The Company shall also continue to pay its portion of Employee's medical, eye and dental insurance premiums under the Company's current plan during the Consulting Period. The Company shall continue to lease Employee an automobile until June 30, 1996. As of July 1, 1996, Employee shall be entitled to assume the lease for his automobile. Employee acknowledges that he will be entirely responsible for payment of any taxes due on his consulting fees, and he hereby indemnifies the Company with respect to any liability for taxes, penalties, or interest which may be assessed by any taxing authority for his failure to pay any such taxes as required by law.

         3. Separation Payments. Upon expiration of the Consulting Period, the Company shall pay Employee three equal separation payments of $16,667 (less applicable taxes), on May 1, 1996, June 1, 1996, and July 1, 1996, respectively (the "Separation Payments"). Additionally, on each such date, Employee shall receive a payment of $25,690 (less applicable taxes), representing one-third of the aggregate "Performance Bonus" earned by Employee for the period ended November 25, 1995 (as such term is defined in Employee's Employment Agreement, dated March
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21, 1994, as amended).  Employee further agrees that the Separation Payments and the Performance Bonus are the only payments to which he is entitled from the Company, and he waives and forever discharges the Company from any liability to pay any additional salary, separation pay, commission, bonus or other benefit, it being the intention of the parties to convert and merge all such rights into this Agreement.

         4. Options. The Compensation Committee of the Board of Directors has, effective as of the Separation Date, (i) vested in full Employee's March 21, 1994 Incentive Stock Option for 100,000 shares of the Company's Common Stock, and (ii) extended the exercise date of such option until March 31, 1997. The Company hereby represents that the foregoing action taken by the Compensation Committee was permitted and authorized under the terms and conditions of the Company's 1991 Long-Term Incentive Plan, as amended.

         5. Moving Allowance. The Company shall provide Employee $6,000 for the cost of relocating his residence from Newport Beach, California, upon Employee's request.

         6. Termination of Employment Agreement. Upon execution of this Agreement, Employee's Employment Agreement with the Company shall be terminated and of no further force or effect.

         7. Non-solicitation of Employees. Employee shall not, during the full term of this Agreement, and for a period of one (1) year thereafter, for himself or on behalf of any other person, partnership, corporation or entity, directly or indirectly, or by action in concert with others, solicit, induce, suggest or encourage any person known to him to be an employee of the Company or any affiliate of the Company to terminate his or her employment or other contractual relationship with the Company or any of its affiliates.

         8. Non-disparagement. Each party agrees that he or it shall not, directly or indirectly, by any manner or means, in public or in private, disparage, demean, insult, or defame the other party, or any of his or its officers, employees, agents or any other person associated with the other party at any time.

         9. Company Property; Reimbursement for Business Expenses. Employee shall, as of the Separation Date, return to the Company all Company property which he had in his possession at any time, including, but not limited to: computer recorded information, tangible property and credit cards. Additionally, Employee shall, as of the Separation Date, submit all vouchers for reasonable business expenses incurred by Employee in the course of his employment. Such expenses shall be reimbursed in accordance with the Company's policies therefor. Subsequent to the Separation Date, Employee shall no longer be authorized to incur any expenses on behalf of the Company.
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         10.     Trade Secrets and Related Matters

                          10.1    Definitions. For purposes of this Section 10:

                                  (a)      "Records" means files, accounts,
records, log books, documents, drawings, sketches, designs, diagrams, models, plans, blueprints, specifications, manuals, books, forms, notes, reports, memoranda, studies, surveys, software, flow charts, data, computer programs, listing of source code, calculations, recordings, catalogues, compilations of information, correspondence, confidential data of customers and all copies, abstracts or summaries of the foregoing in any storage medium, as well as instruments, tools, storage devices, disks, equipment and all other physical items related to the business of the Company (other than merely personal items of a general professional nature), whether of a public nature or not, and whether prepared by Employee or not.

                                  (b)      "Trade Secrets" means confidential
business or technical information or trade secrets of the Company which Employee acquired while employed by the Company, whether or not conceived of, developed or prepared by Employee or at his direction and includes:

                                        (i)     Any information or compilation
of information concerning the Company's financial position, financing, purchasing, accounting, marketing, merchandising, sales, salaries, pricing, investments, costs, profits, plans for future development, employees, prospective employees, research, development, formulae, patterns, inventions, plans, specifications, devices, products, procedures, processes, operations, techniques, software, computer programs or data;

                                        (ii)    Any information or compilation
of information concerning the identity, plans, requirements, preferences, practices and methods of doing business on specific customers, suppliers, prospective customers and prospective suppliers of the Company;

                                        (iii)   Any other information or "know
how" which is related to any product, process, service, business or research of the Company; and

                                        (iv)    Any information which the
Company acquires from another party and treats as its proprietary information or designates as "Confidential," whether or not owned or developed by the Company.





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         Notwithstanding the foregoing, "Trade Secrets" do not include any of the following:

                                        (i)     Information which is publicly
known or which is generally employed by the trade, whether on or after the date that Employee first acquired the information;

                                        (ii)    General information or
knowledge which Employee would have learned in the course of similar work elsewhere in the trade; or

                                        (iii)   Information which Employee can
prove was known by Employee before the commencement of Employee's employment by the Company;

                          10.2    Acknowledgments.  Employee acknowledges that:

                                  (a)      Employee's relationship with the
Company was a confidential relationship in which Employee had access to may have created Trade Secrets.

                                  (b)      The Company uses the Trade Secrets
in its business to obtain a competitive advantage over its competitors who do not know or use that information.

                                  (c)      The protection of the Trade Secrets
against unauthorized disclosure or use is of critical importance in maintaining the competitive position of the Company.

                          10.3    Protection of Trade Secrets.      Employee
shall not at any time, without the prior written consent of the Company, which may be withheld by it in its sole and absolute discretion, disclose any Trade Secret in any way and shall not use any Trade Secret in any way.

                          10.4    Records.

                                  (a)      Ownership.    All Records are and
shall remain the exclusive property of the Company.

                                  (b)      Return of Records.    As of the
Separation Date, Employee shall return to the Company all Records in Employee's possession or over which Employee has control.

                          10.5    Prohibited Use of Trade Secrets.  For 12
months following the Separation Date, Employee shall not undertake any employment or consulting relationship (the "New Activity") if the loyal and complete fulfillment of his duties in the New Activity would inherently call upon Employee to reveal any Trade Secret.





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         11.     Release of Claims.    Each party, for himself or itself,
his or its successors-in-interest, heirs, executors, agents, trustees, affiliates, servants, representatives, transferees, successors and assigns, hereby releases and forever discharges the other party, his or its predecessors, successors, agents, officers, directors, employees, former and present subsidiaries, attorneys and representatives, from and against any and all claims, demands, obligations, liabilities, costs, expenses, fees (including without limitation attorneys' fees), actions, causes of actions, rights, promises, judgments, losses, liens and damages of every kind, combination or description, in law or at equity, whether known or unknown, anticipated or unanticipated, liquidated or unliquidated, fixed, conditional or contingent, existing on or prior to the date hereof, including but not limited to any claims relating to wrongful discharge; race discrimination; religious discrimination; physical handicap discrimination; sexual preference discrimination; sexual harassment; sex discrimination; intentional infliction of emotional distress; loss of consortium; breach of any implied covenant of good faith and fair dealing; injury to personal reputation; damages to personal and family rights; negligent infliction of emotional distress; interference with prospective economic advantage; employment discrimination and/or terms of employment arising under the common law; the Civil Rights Act of 1964, as amended; the Worker Adjustment and Retraining Notification Act; the Americans with Disabilities Act of 1990; 42 U.S.C., Sections 1981-88; California Government Code, Section 12940, et. seq; California Labor Code, Section 132a; or any other federal, state or municipal statute, regulation or order relating to wrongful discharge, employment discrimination, and/or terms of employment. Each party represents and warrants that (i) he or it has not assigned any such claims or authorized any other person or entity to assert such claims on his or its behalf, and (ii) that he or it, or any other person or entity, has not asserted, and does not intend to assert, with any federal, state or local judicial or administrative agency or body any claim, charge, complaint or petition of any kind or character based on or arising out of or alleged to be suffered in, or as a consequence of, Employee's employment with, or termination by, the Company. In the event any such claim is asserted in the future by either party, or any other person or entity authorized by such party to do so, such party agrees that this Agreement, and the releases contained herein, shall act as a total and complete bar to his recovery of any sum or amount whatsoever from the other party, or, in the case of Employee, to his re-employment by the Company. Further, Employee agrees that under this Agreement he waives any and all claims for damages incurred at any time after the date of this Agreement because of any alleged continuing effect of any alleged acts or omissions involving Employee which occurred on or before the date of this Agreement and any right to sue for injunctive relief against the alleged continuing effects of wrongful discharge or discrimination based on alleged acts or omissions occurring prior to the date of this Agreement. The parties intend that the claims released herein be construed as broadly as possible.

         12.     Section 1542 Waiver.    Each party acknowledges that he or
it has read and understands Section 1542 of the Civil Code of the State of California ("Section 1542") which reads as follows:





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         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES
         NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         Each party hereby expressly waives and relinquishes all rights and benefits under Section 1542 and any law or legal principle of similar effect in any jurisdiction with respect to the release granted in this Agreement, including, but not limited to, any jurisdiction in the United States. The parties acknowledge that they have separately bargained for the waiver of
Section 1542.

         13. Waiver of Potential Federal Age Discrimination Claim. Employee understands that, with respect to the waiver of any potential federal age discrimination claim under the Age Discrimination in Employment Act, as amended ("ADEA"), he is receiving the additional consideration of $500.00, which he acknowledges he has received in connection with the execution of this Agreement. Employee agrees that this is consideration to which he is not otherwise entitled. Employee further acknowledges that he has had twenty-one
(21) days from his receipt of this Agreement (January 3, 1996) to consider whether he would waive any potential ADEA claim.

         14.     Certain Remedies on Revocation or Breach.    In the
event that Employee breaches this Agreement, or subsequently takes the position that this Agreement is invalid or unenforceable, or revokes this Agreement for any reason, then the amounts received by Employee pursuant to this Agreement shall be returned to the Company, and Employee shall pay the costs and attorneys' fees of the Company in any action in which the Company must defend itself, its employees or agents as a result of Employee's actions. Nothing herein shall limit the rights or remedies otherwise available to the Company upon a breach hereof by Employee and nothing herein is intended to limit Employee from instituting legal action for the sole purpose of enforcing the terms of this Agreement.

         15.     Dispute Resolution.    Disputes arising from the
interpretation, breach, or enforcement of this Agreement, which cannot first be resolved by negotiations between the parties, shall be settled exclusively by final and binding arbitration in accordance with the applicable rules and procedures of the Judicial Arbitration and Mediation Service ("JAMS")/Endispute then in effect. The arbitration shall be conducted before a single arbitrator at a location determined by the arbitrator in Los Angeles, California, and the parties hereby consent to the jurisdiction of the arbitrator and to the acceptance of service of process. Both parties acknowledge that there may not be an adequate remedy at law if one party breaches this Agreement. Therefore, the arbitrators shall be empowered to award any appropriate equitable relief; and, if necessary to avoid irreparable harm pending arbitration, such equitable relief may be sought in a court of law. The prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which it may be entitled.





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         16.     Costs and Fees.    Other than as set forth specifically
herein, the parties will bear their own costs, expenses, and attorneys' fees, whether taxable or otherwise, incurred in or arising out of or in any way related to the matters released herein.

         17.     Entire Agreement.    This Agreement contains the entire
agreement between the parties and constitutes the complete, final, and exclusive embodiment of their agreement with respect to the subject matter hereof. This Agreement is executed without reliance upon any promise, warranty or representation, written or oral, by any party or any representative of any party other than those expressly contained herein, and it supersedes any other such promises, warranties, representations, agreements or documents containing the same. Each party has carefully read this Agreement, has been advised in writing to consult with an attorney regarding its meaning and consequences, and signed the same of his or its own free will. This Agreement may not be amended or modified except in a writing signed by both Employee and the President of the Company.

         18.     Applicable Law.    This Agreement shall be deemed to
have been entered into and shall be construed and enforced in accordance with the laws of the State of California.

         19.     Successors and Assigns.   This Agreement shall bind the heirs,
personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, and his or its heirs, successors and assigns.

         20.     No Admission.    It is understood and agreed by the parties
that this Agreement represents a compromise settlement of various matters, and shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person.

         21.     Section Headings.    The section and paragraph headings
contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         22.     Severability.    If any provision of this Agreement is
determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement.

         23.     Counterparts.    This Agreement may be executed in two
counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.





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         24.     Notices.         All notices, requests, consents and other
communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed by registered or certified mail, return receipt requested, addressed to the Company at 2095 Batavia Street, Orange, California 92665-3101, attention: General Counsel, and to Employee at the address set forth below his signature.

         25.     Re-Employment.   Employee hereby agrees that he will not seek
re-employment by the Company.

         26.     Breach by the Company.    Employee agrees that in the event
the Company breaches any of the provisions of this Agreement, Employee's sole remedy for such breach shall be enforcement of the terms of this Agreement.

         IN WITNESS WHEREOF, the parties have duly authorized and caused this Agreement to be executed as follows:

EMPLOYEE:                                        THE COMPANY:
                                                 VANS, INC.

                                                 By:
- ----------------------------------                  ---------------------------
         Joseph C. Gaspers                               (Title)



- ----------------------------------
         Address


                         WAIVER OF POTENTIAL ADEA CLAIM
 (Do not sign before twenty-one (21) days have passed from receipt of original
                                  Agreement)

         I have waived my potential federal ADEA claim in return for the consideration of receiving $500.00 on this 24th day of January, 1996. I acknowledge and recognize that I have seven (7) days following the execution of this waiver to revoke such waiver, and that such waiver is neither effective nor enforceable until the expiration of such period.



__________________________________
         Joseph C. Gaspers





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